Exhibit 99.1

authID.ai Announces Closing of Public Offering

Long Beach, NY, Aug. 26, 2021 (GLOBE NEWSWIRE) – authID.ai (www.authid.ai) (Nasdaq: AUID) (“authID” or the “Company”), a leading provider of secure, mobile, biometric identity authentication solutions, today announced the closing of its public offering of 1,642,856 shares of its common stock at a public offering price of $7.00 per share, including 214,285 shares sold upon full exercise of the underwriter’s option to purchase additional shares, for gross proceeds of approximately $11.5 million, before deducting underwriting discounts and offering expenses.

The common shares began trading on the Nasdaq Capital Market under the symbol “AUID” on August 24, 2021.

The Company intends to use the proceeds to invest in software product and platform development and artificial intelligence; to expand the Company’s business development and sales and marketing capabilities; and for working capital and general corporate purposes.

ThinkEquity acted as sole book-running manager for the offering.

A registration statement on Form S-1 (File No. 333-257453) relating to the shares was filed with the Securities and Exchange Commission (“SEC”) and became effective on August 23, 2021. This offering is being made only by means of a prospectus. Copies of the final prospectus may be obtained from ThinkEquity, 17 State Street, 22nd Floor, New York, New York 10004, by telephone at (877) 436-3673, by email at prospectus@think-equity.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About authID.ai

authID.ai (www.authid.ai) Recognise Your Customer™. Our mission is to eliminate all passwords, and to be the preferred global platform for biometric identity authentication. The authID.ai Identity as a Service (IDaaS) platform delivers a suite of biometric identity proofing and authentication solutions that establish security and trust in today’s digital world. Our vision is to enable every organization to “Recognise Your Customer” instantly, without friction or loss of privacy, powered by the most sophisticated biometric and artificial intelligence technologies.

Forward Looking Statements

This press release contains “forward-looking statements” that are subject to substantial risks and uncertainties. All statements, other than statements of historical fact, contained in this press release are forward-looking statements. Forward-looking statements contained in this press release may be identified by the use of words such as “anticipate,” “believe,” “contemplate,” “could,” “estimate,” “expect,” “intend,” “seek,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “target,” “aim,” “should,” “will” “would,” or the negative of these words or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements are based on authID.ai’s current expectations and are subject to inherent uncertainties, risks and assumptions that are difficult to predict. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. These and other risks and uncertainties are described more fully in the section titled “Risk Factors” in the final prospectus related to the public offering filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date, and authID.ai undertakes no duty to update such information except as required under applicable law.

Contacts:

authID.ai

Tom Thimot, Chief Executive Officer	tomthimot@authID.ai
Tripp Smith, President & CTO	trippsmith@authid.ai

Media Relations

Emily Porro, Makovsky

eporro@makovsky.com

Investor Relations

Douglas Hesney, Makovsky

dhesney@makovsky.com